Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-3) of Natural Resource Partners L.P. for the registration of 4,796,920 of its Subordinated Units and 4,796,920 of its Common Units, and to the incorporation by reference therein of our report dated February 11, 2003, with respect to the financial statements of Arch Coal Contributed Properties included in Natural Resource Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST &YOUNG LLP

St. Louis, Missouri
August 1, 2005